June 30, 2021

Dear Financial Advisor Or Shareholder:

We have previously sent you proxy material and reminder letters in connection with the HACK and IPAY Joint Special Meeting of Shareholders that has been adjourned until July 27, 2021 regarding the Plan of Reorganization Proposal.

If you are a Financial Advisor (“FA”), your clients may have not received the proxy material and follow up letters because you are authorized to vote on your client’s behalf. If you are authorized, please take action on behalf of your clients(s) who own HACK and/or IPAY by utilizing your firm’s internal voting procedures or sign, date and mail the enclosed proxy card(s) in the postage paid return envelope or follow the instructions in the below box.

If you are a shareholder in HACK and/or IPAY, please take the time to participate in voting. It is critical that you express your opinion. Your fellow shareholders have strongly supported the proposal and the leading corporate governance watch dog, Institutional Shareholder Services, has recommended a vote FOR the Reorganization proposal. Please take action by signing, dating, and mailing the enclosed proxy card in the postage paid return envelope or follow the instructions in the below box.

Vote by Phone. If you are a shareholder, simply dial toll-free 1 (833) 288-9334 to speak to a customer service representative. Please have your control number found on the enclosed proxy card available at the time of the call. You may also call the toll-free number on the enclosed proxy card and follow the prompts.

Vote via the Internet. You may cast your vote using the Internet by logging onto the website listed on your proxy card and enter your control number found on the enclosed proxy card.
Vote by Mail. You may cast your vote by completing, signing, and dating the enclosed proxy card(s) and returning it in the enclosed prepaid return envelope.

If you are a Financial Advisor, please call our proxy solicitor Di Costa Partners at 1 (833) 892-6621 if you have questions or need assistance in voting.

Thank you in advance for supporting the Reorganization proposal.

MATTHEW BROMBERG
ASSISTANT SECRETARY